EXHIBIT 2.(v)

                              ASSIGNMENT AGREEMENT
                              --------------------

         ASSIGNMENT AGREEMENT dated as of August 29, 1997, by and between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (hereinafter "IBM") and LASERSIGHT PATENTS, INC., a Delaware corporation ("LaserSight").

                                   Background
                                   ----------

         Pursuant to an agreement dated January 1, 1997 between IBM and LaserSight Incorporated, the sole stockholder of LaserSight ("Sale Agreement"), IBM has agreed to grant LaserSight Incorporated a fully paid license on certain patents.

         In order to satisfy requirements of certain investors, LaserSight Incorporated has requested and directed IBM, and IBM has agreed, to convey the LaserSight License to LaserSight.

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1.  Representations.  IBM represents and warrants that:
             (a) it has the full  right  and  power  to  assign  the  LaserSight
License;
             (b) there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement;
             (c) IBM is not in breach of any of its obligations under the LaserSight License;
             (d) to the actual knowledge of IBM's Intellectual Property & Licensing Department, LaserSight is not in breach of any of its obligations under the LaserSight License.

         2. Assignment of the LaserSight License. IBM, by this instrument, does assign, convey, grant, bargain, transfer, set over, deliver and confirm unto LaserSight, its successors and assigns, forever all right, title and interest in or to the LaserSight License and all rights thereunder of every kind and nature whatsoever other than those rights under Section 10.1 of the LaserSight License that are not assignable to LaserSight without the consent of LaserSight Incorporated, provided however, that IBM retains its full right and interest to royalties payable to IBM accrued by LaserSight Incorporated under the LaserSight License prior to January 1, 1997, in particular for the shipment of pre-FDA approval products.

         3. Further Assurances. IBM will execute, acknowledge and deliver to or upon the order of LaserSight, such further instructions of conveyance, assignment and transfer and take such action as LaserSight may reasonably request in order to more effectively assign, convey, or transfer to, or perfect the title or interest of LaserSight, in the LaserSight License intended to be hereby assigned.

         4. Amendments. This Agreement may not be amended or terminated orally, and may only be amended or terminated in writing by the parties hereto. This Agreement shall be binding upon and inure to the parties hereto and their successors and permitted assigns. All agreements, covenants, provisions, representations and warranties made herein shall survive the assignment of the rights of IBM and the LaserSight License to LaserSight and the performance of all other provisions of this Agreement.

         5. Governing Law. This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Delaware.

         6. Headings. The headings in this Agreement are for the convenience only and shall not limit or otherwise effect any of the provisions hereof.

         7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         The parties hereto have caused this Assignment Agreement to be duly executed all as of the day and year first above written.

                             INTERNATIONAL BUSINESS MACHINES
                             CORPORATION, a New York corporation



                             By:   /s/ Marshall C. Phelps, Jr.
                                  -------------------------------
                                  Name:  Marshall C. Phelps, Jr.
                                  Title:  Vice President
                                          Intellectual Property & Licensing


                             LASERSIGHT PATENTS, INC.,
                             a Delaware corporation



                             By:   /s/ Michael R. Farris
                                  -------------------------------
                                  Name:  Michael R. Farris
                                  Title: President and Chief Executive Officer